UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

_______________________

Date of Report (Date of earliest event reported): September 29, 2016

              BOWL AMERICA INCORPORATED

(Exact name of registrant as specified in its charter)

Maryland	01-7829	54-0646173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

  6446 Edsall Road, Alexandria, VA 22312

(Address of principal executive offices, including zip code)

           (703) 941-6300

(Registrant’s telephone number, including area code)

           Not Applicable

(Former name or former address, if changed since last report)

_______________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e)     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 29, 2016, the Board of Directors of Bowl America Incorporated (the “Company”) and Mr. Leslie H. Goldberg agreed to an amended employment agreement. The amended employment agreement will expire at the end of the Company’s next fiscal year on July 2, 2017. The terms of the amended employment agreement are substantially the same as Mr. Goldberg’s prior employment agreement with the Company, including the following: (i) he will continue as President of the Company; (ii) his annual salary will remain at $52,000 and (iii) his annual bonus will remain at 2% of the Company’s consolidated annual net income prior to income taxes in excess of $2.5 million; provided, however, that for purposes of calculating any such bonus, the inclusion in net income of any gain from the sale of assets other than in the ordinary course of business will be mutually agreed upon by Mr. Goldberg and the Compensation Committee of the Company’s Board of Directors. The amended employment agreement also provides that if Mr. Goldberg leaves the employ of the Company at the termination of the agreement or becomes disabled during the term thereof so that he cannot carry on his duties as President, he will act as a consultant and will receive $52,000 each year for ten (10) years and, for the remainder of Mr. Goldberg’s life, Mr. Goldberg will have the option to remain covered by the Company’s health insurance plans and will pay the same proportionate amount of the premium as the other officers of the Company; provided that if the Company’s health insurance plans are discontinued or otherwise unavailable to Mr. Goldberg for any reason, the Company will provide for comparable health insurance coverage.

The forgoing summary does not purport to be complete and is qualified in its entirety by the amended employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01(d)     Financial Statements and Exhibits.

Exhibit 10.1 Amended Employment Agreement, dated as of September 29, 2016, between the Company and Leslie H. Goldberg.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOWL AMERICA INCORPORATED

Date: September 29, 2016	By: /s/ Leslie H. Goldberg Leslie H. Goldberg President

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